EXHIBIT 3.1

                      NON-RECOURSE SECURED PROMISSORY NOTE

     FOR VALUE RECEIVED, MBF Capital Corp. (the "Maker") hereby promises to pay to the order of LogiMetrics, Inc. or its successors, assigns and legal representatives (the "Holder"), at its offices at 50 Orville Drive, Bohemia, New York, or at such other location as the Holder may designate from time to time, the sum of Thirty-Five Thousand Dollars ($35,000) in lawful money of the United States of America on July 29, 2000 (the "Maturity Date"), together with interest thereon, compounded annually, at a rate of 6.07% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

     If the date any amount is due hereunder is not a Business Day, then such amount shall be due and payable on the Business Day next succeeding the original payment date, together with interest thereon to the date of payment. As used herein, "Business Day" means any day, other than a Saturday or Sunday or other day on which commercial banks in New York are authorized or required, by law or executive order, to be closed.

     If the Maker fails to pay any amount hereunder when due, whether on the Maturity Date, upon acceleration or otherwise, and such failure continues for a period of five (5) days or more, interest shall thereafter accrue on any overdue amounts at a rate of 9.07% per annum until paid in full. In such event, the Maker also shall pay to the Holder the reasonable attorneys' fees and disbursements and all other out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder's rights and remedies hereunder.

     The Maker may prepay this Note at any time, in whole or in part, without premium or penalty. Any partial prepayments shall be applied first to accrued interest and second to the payment of principal. The Maker shall not have the right to set off or otherwise deduct from amounts payable by it hereunder, any amounts, whether liquidated or unliquidated, which the Holder may owe to the Maker, which right is hereby expressly waived to the maximum extent permitted by applicable law. In the event that the Maker sells, transfers or otherwise disposes of some or all of the Securities (as defined in the Pledge Agreement referred to below), whether on or prior to the Maturity Date, the Maker shall promptly repay this Note in an amount equal to the net proceeds, if any, received by the Maker from such disposition.

     This Note and all amounts due hereunder shall become immediately due and payable, without demand and without notice to the Executive, upon the occurrence of any of the following events: (i) the sale, transfer or other disposition by the Maker of all of the Securities then owed by it, (ii) the consummation of a Company Sale (as such term is defined in the Stockholders Agreement, dated July 29, 1997, among the mutual holder of this Note and the stockholders party thereto), or (iii) the Maker shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator, or other court-appointed fiduciary of all or a substantial part of its properties; or a custodian receiver, trustee or liquidator or other court appointed fiduciary shall have been appointed with or without the consent of the Maker; or the Maker is generally not paying its debts as they become due by means of available assets or is insolvent, or has made a general assignment for the benefit of creditors; or the Maker files a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage or any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding or has taken action for the purpose of effecting any of the foregoing; or if, within sixty (60) days after the commencement of any proceeding against the Maker seeking any reorganization, rehabilitation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal bankruptcy code or similar order under future similar legislation, the appointment of any trustee, receiver, custodian, liquidator, or other court-appointed fiduciary of the Maker or of all or any substantial part of its properties, such order or appointment shall not have been vacated or stayed on appeal or otherwise or if, within sixty (60) days after the expiration of any such stay, such order or appointment shall not have been vacated.


                               Page 21 of 57 Pages


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     This Note is the Note referred to in the Pledge Agreement, dated the date hereof, between the Maker and the initial holder of this Note and is secured by the Securities and the other Collateral described therein. The Pledge Agreement grants the Holder certain rights with respect to the Collateral upon certain defaults specified therein.

     The Holder's sole recourse for the payment of amounts due under this Note shall be limited to the Collateral securing this Note. THE HOLDER SHALL NOT HAVE THE RIGHT TO ENFORCE THIS NOTE AGAINST THE MAKER, OR ANY OF ITS OFFICERS, DIRECTORS OR SHAREHOLDERS OR ANY OTHER ASSETS OR PROPERTY OF ANY OF THEM.

     No delay on the part of the Holder in exercising any power or right hereunder shall operate as a waiver of any such power or right; nor shall any single or partial exercise of any power or right preclude any other or further exercise of such power or right, or the exercise of any other power or right, and no waiver whatsoever shall be valid unless in writing, signed by the Holder, and then only to the extent expressly set forth therein. The Maker waives presentment, demand for payment, diligence, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

     This Note shall be binding upon the Maker and its successors, assigns and legal representatives. This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to the choice of law provisions thereof. The Maker irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby. The Maker irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Maker irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed by the undersigned, thereunto duly authorized, as of thee date set forth below.

                                MBF CAPITAL CORP.

                                By:/s/ Mark B. Fisher
                                   ----------------------------
                                   Mark B. Fisher, President

Dated: July 29, 1997


                               Page 22 of 57 Pages